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                                December 12, 2003



To
Mr. Ze'ev Kirshenboim


        Re: ACS TECH80 LTD. (THE "COMPANY") - PRESIDENT AND CHIEF EXECUTIVE
            INCENTIVE GRANT
            ---------------------------------------------------------------

We are pleased to inform you that the Option Committee of the Company has resolved in its meeting dated Dec. 10, 2003, to grant you an option to purchase up to 40,000 Ordinary Shares of the Company (the "OPTION"). The Grant of Option is conditional upon the confirmation of the Company's Shareholders.

The terms of the Option shall be as set forth herein. Should any question arise regarding the terms and conditions of the Option, the Company's Option Committee, or in the absence of an Option Committee - the Company's Board of Directors, shall have the exclusive authority and discretion to decide and resolve such matter as it deems appropriate.

1. The Option is hereby granted to you, on the date of this grant notice (the "GRANT INSTRUMENT"), subject to your acceptance of the terms of the Option at the end of this Grant Instrument.

2.      The Option is granted to you for no consideration.

The Option may be exercised into 40,000 Ordinary Shares of the Company (the "UNDERLYING SHARES"), in return for the payment to the Company of an exercise price per Ordinary Share, equal to the closing price of the Company's Ordinary Shares on NASDAQ on the day the Company's Shareholders approve this Grant Instrument (THE "EXERCISE PRICE"), subject to payment or assurance of payment of all taxes which apply to you as a result of the exercise and subject to compliance with the procedures set forth herein.

3. The Option shall vest and be exercisable in portions, so that each portion shall be exercisable as of the applicable Vesting Date, as set forth in the table below:


             ------------------------------------------------------
               NUMBER OF UNDERLYING SHARES           VESTING DATE
             ------------------------------------------------------
                         40,000                       10.12.2003
             ------------------------------------------------------

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4.      There are no limitations on the exercise of the Option, and you may exercise it at any time, without restrictions.

5. You will not be entitled to transfer all or part of the Option to third parties, other than by will or pursuant to the applicable laws of descent.

6. The Option may be exercised with respect to Underlying Shares already vested pursuant to Section 3 hereof, by delivering to the Company, at a date later than the applicable Vesting Date, a proper notice, on forms obtainable from the Company's secretary or controller. To the exercise notice you must attach a check for the Exercise Price calculated according to Section 2 hereof and the total tax amount to which you may be subject pursuant to the exercise according to the highest applicable tax bracket. Subject to Company's examination of your right to exercise such portion of the Option and the payment of the Exercise Price and the tax amount, your notice shall become effective and you shall be entitled to the shares underlying the exercised portion of the Option.

7. Notwithstanding any of the above, all tax consequences resulting from the grant of the Option and/or its exercise, in full or in part, shall be your sole responsibility and all such taxes due from you shall be borne by you and the Company shall not have any responsibility whatsoever in this respect.

8. To the extent that any subject or matter is not expressly addressed in this Grant Instrument, or implied from therefrom, such subject or matter shall be resolved according to the provisions set forth in the Company's 2001 Stock Option Plan (the "PLAN"). It is clarified that the Options granted to you by this Grant Instrument are not granted to you according to the Plan, and that in the event of a contradiction between the provisions of this Grant Instrument and those of the Plan, the provisions of this Grant Instrument shall prevail. In no way shall the reference to the provisions of the Plan be deemed to derogate from any the provisions or the intent of this Grant Instrument. Notwithstanding any of the above, it is clarified that the provisions of Section 7(c) of the Plan shall not apply to you.

To the extent that Option exercise procedures and allotment of shares are not addressed in this Grant Instrument, these matters shall be handled in accordance with the procedures set forth by the Plan.

The amount of Underlying Shares you will be issued as result of the exercise of the Option, shall be adjusted to changes in the Company's share capital, in the same manner the number of shares underlying the options covered by the Plan is adjusted pursuant to the Plan.


       By:    /s/ Shmuel Olek
          ------------------------------
                 ACS Tech80 Ltd


       Title: Director

       - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

       ACS Tech80 Ltd
       Ha'Mada Ave.
       Ramat Gabriel Industrial Park
       Migdal Ha'Emek
       ISRAEL

       I hereby accept the grant of the Option and its terms, as set forth in this Grant Instrument and its exhibits.


       /s/ Ze'ev Kirshenboim
       ---------------------------------